EXHIBIT (23)-1

                          CONSENT OF ERNST & YOUNG LLP
                              INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333- ) and related Prospectus of HEALTHSOUTH Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 24, 1997, except for the first paragraph of Note 15, as to which the date is March 12, 1997, with respect to the consolidated financial statements and schedule of HEALTHSOUTH Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

Birmingham, Alabama
April 25, 1997